AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement is made and effective as of January 15, 2020, by and between Anthony R. Smith, (hereinafter “Executive”), and EVIO Inc., a Colorado corporation (hereinafter “Employer”).

WHEREAS, Executive is currently employed as the Chief Science Officer of Employer and pursuant to that certain Employment Agreement, dated as of December 27, 2017 (“Employment Agreement”); and

WHEREAS, Executive and Employer have agreed to further amend the Employment Agreement as provided below.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in the Employment Agreement and this Amendment, Executive and Employer hereby agree that Section 1(a) and Section 3 of the Employment Agreement is hereby amended to read as follows:

1(a) During the Employment Term (as defined in Section 2 below), Executive shall serve as the Chief Science Officer and President of the Company. In this capacity Executive shall have the responsibility set forth in the job description and such other responsibilities, duties and authorities as may be established from time to time by the CEO in his or her reasonable discretion. Executive shall report to the CEO.

3 Base Salary. The Company agrees to pay Executive a base salary (the “Base Salary”) at an annual rate of one hundred eighty thousand dollars ($180,000), payable in accordance with the regular payroll practices. Executive has also agreed to defer compensation until the company is able to support payment of such salaries. Furthermore, any deferred compensation will be converted quarterly to common stock calculated on the market close for the 5th calendar day following each quarter ending. If the 5th day is non trading day, the closest preceding day will be used.

As hereby modified, the Employment Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement as of the day and year first written above.

EVIO Inc.		Executive

By:	/s/ William H. Waldrop	/s/ Anthony R. Smith
	William H Waldrop, Chairman	Anthony R. Smith